                                 EXHIBIT 12(a)

                            CNF TRANSPORTATION INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                          ----------------------------------------------------
                                      YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------
                               1997       1996       1995       1994      1993
                          ---------  ---------  ---------  ---------  --------
                                       (dollars in thousands)
Fixed Charges:
  Interest Expense        $  39,553  $  39,766  $  33,407  $  27,065  $ 29,890
  Capitalized Interest        2,077      2,092        731        793       531
  Dividend Requirement on
   Series B Preferred
   Stock(1)                  12,377     12,645     12,419     12,475    12,551
  Interest Component of
   Rental Expense (2)        35,607     28,521     29,210     28,776    27,832
                          ---------  ---------  ---------  ---------  --------
                          $  89,614  $  83,024  $  75,767  $  69,109  $ 70,804
                          ---------  ---------  ---------  ---------  --------
Earnings:
  Income from Continuing
   Operations Before
   Income Taxes           $ 221,814  $ 147,132  $ 152,942  $ 165,129  $ 66,202
  Fixed Charges              89,614     83,024     75,767     69,109    70,804
   Capitalized Interest      (2,077)    (2,092)      (731)      (793)     (531)
   Preferred Dividend
    Requirements (3)        (12,377)   (12,645)   (12,419)   (12,475)  (12,551)
                          ---------  ---------  ---------  ---------  --------
                          $ 296,974  $ 215,419  $ 215,559  $ 220,970  $123,924
                          ---------  ---------  ---------  ---------  --------
  Ratio of Earnings to
   Fixed Charges:               3.3x       2.6x       2.8x       3.2x      1.8x
                          =========  =========  =========  =========  ========

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(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

(2) Estimate of the interest portion of lease payments. Years prior to 1997 have been restated for a change in the estimation method.

(3) Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.